                                                                   Exhibit 10.28

                           SOUTHWEST PIPELINE PROJECT
                           RAW WATER SERVICE CONTRACT

Contract No.:    RW-6
Customer Entity: RED TRAIL ENERGY LLC

                                TABLE OF CONTENTS

I.   PARTIES

II.  INTRODUCTION

III. DEFINITIONS

IV.  TERM OF CONTRACT

     1.   EFFECTIVE CONTRACT

     2.   RENEWAL

V.   RAW WATER SERVICE: DELIVERY OF RAW WATER

     1.   QUALITY OF RAW WATER

     1.A. INTENDED USE

     2.   TYPE OF SERVICE

     3.   QUANTITY OF RAW WATER AND FLOW RATE

     4.   POINT OF DELIVERY AND PRESSURE

     4.A. CUSTOMERS DISTRIBUTION SYSTEM

     5.   ADDITIONAL RAW WATER

     6.   WATER SHORTAGES

     7.   CURTAILMENT FOR MAINTENANCE PURPOSES

     8.   MEASUREMENT OF RAW WATER

     9.   RESPONSIBILITY FOR USE OF RAW WATER

VI.  RAW WATER SERVICE: RAW WATER RATES AND PAYMENT FOR RAW WATER

     1.   NOTICE OF CONNECTION AND BEGINNING OF RAW WATER SERVICE PAYMENTS

     1.A. PREPAID PAYMENT

     2.   PAYMENT FOR RAW WATER SERVICE

     3.   MINIMUM ANNUAL RAW WATER PURCHASE: PAYMENTS

     4.   PAYMENT FOR OPERATION, MAINTENANCE, AND REPLACEMENT (OM&R)

     5.   PAYMENT FOR CAPITAL COSTS

     6.   BILLING PROCEDURES

     7.   WHEN PAYMENTS ARE DUE

     8.   DELINQUENT PAYMENTS AND DEFAULT SUSPENSION OF RAW WATER SERVICE

     9.   PENALTY FOR LATE PAYMENT

     10.  REFUSAL OF RAW WATER


Contract No. : RW-6                                                 Page 1 of 14
Red Trail Energy LLC

VII. GENERAL PROVISIONS

     1.   RULES AND REGULATIONS

     2.   REMEDIES NOT EXCLUSIVE

     3.   AMENDMENTS

     4.   WAIVER OF RIGHTS

     5.   ASSIGNMENTS

     6.   UNALLOCATED CAPACITY

VIII. TERMINATION

     1.   BY MUTUAL AGREEMENT

     2.   FOR MISUSE

IX.  MERGER CLAUSE

                                   I. PARTIES

This contract is by and between the Southwest Water Authority, a governmental entity created and existing pursuant to North Dakota Century Code chapter 61-24.5-03, hereinafter referred to as the Authority, the State Water Commission, hereinafter referred to as the Commission; and Red Trail Energy LLC hereinafter referred to as the Customer.

                                II. INTRODUCTION

1. Under the authority of the Act of the North Dakota Legislative Assembly of 1981 (1981 N.D. Sess. Laws 613, Section 3), the North Dakota State Water Commission (Commission) was directed to develop preliminary designs for a water supply pipeline facility for supplementation of the water resources of Dickinson and the area of North Dakota south and west of the Missouri River for multiple purpose, including domestic, industrial, rural water district, and municipal customers. This water pipeline facility is known as the Southwest Pipeline Project.

2. The Southwest Pipeline Project was authorized by the North Dakota Legislative Assembly, substantially in accordance with Plan B of the Preliminary Engineering Design Final Report for the Southwest Pipeline Project, State Water Commission Project No. 1736, dated September 1982.

3. The Southwest Pipeline Project was amended by the North Dakota Legislative Assembly in 1989 (Section 61-24.3-06-1, NDCC), from a water supply project to an integrated water supply, water distribution and water delivery project for cities and individual customers.

4. The Legislative Assembly created the Southwest Water Authority in 1991 (Chapter 61-24.5, NDCC), for the purpose of providing local operation, maintenance, and management of the Southwest Pipeline Project.

5. In 1995, the State Water Commission entered into an agreement with the Authority whereby the completed portions of the Southwest Pipeline Project were transferred to the Authority for operation, maintenance and management.

6. The Southwest Pipeline Project was amended by the North Dakota Legislative Assembly in 2005 (Section 61-24.3-07, NDCC), to allow expanded industrial use.

7. Under North Dakota Century Code chapter 61-24.5-09 the Authority may enter into water service contracts for the delivery and distribution of water, and for the collection of rates, charges, and revenues from such delivery of water.

8. The Customer desires to enter into a water service contract with the Authority, pursuant to the laws of the State of North Dakota, for a water supply from the Southwest Pipeline Project for use by the Customer, for which the Customer will make payments to the Authority at the rates and pursuant to the terms and conditions set forth in this contract.

                                 III. DEFINITIONS

The following terms and definitions apply to this contract unless otherwise specified:

1. "Additional raw water" means raw water purchased by the "Customer" in addition to its minimum annual raw water purchase.

2. "Base consumer price index" means the consumer price index, as defined herein, as of January 1, 1995, adjusted to account for any changes in base.

3. "Capital costs" means all costs incurred by the Commissions which are properly chargeable, in accordance with generally accepted accounting practices, to the construction of and the furnishing of equipment for the "Project," including the costs of surveys, engineering studies, exploratory work, designs, preparations of construction plans and specifications, acquisitions, acquisitions of lands, easements and rights-of-way, relocation work, and related essential legal, administrative and financial work.

4.   "Commission" means the State Water Commission.

5. "Consumer price index: (CPI)" means the consumer price index for all urban consumers, which is a monthly statistical measure of the average change in prices in a fixed market basket of goods and services. The consumer price index is base on the prices of food, clothing, shelter, fuel, drugs, transportation fares, doctors' and dentists' fees, and other goods and services that people buy for day-to-day living.

6. "Domestic use" means the use of water by an individual, or by a family unit or household, for personal needs and for drinking, washing, sanitary, and culinary uses.

7. "Manager" means the person employed by the Authority to be in charge of and supervise the operation and maintenance of the Project.

8. "Maximum flow rate" means the maximum number of gallons of raw water which may be delivered through the Project by the Authority to a raw water customer entity during any one minute time period.

9. "Minimum annual raw water purchase" means the minimum gallons of raw water which a raw water customer entity agrees to purchase and pay for during a year.

10. "Operation, maintenance, and replacement costs" means all operation costs incurred by the Authority, including all energy costs incurred by the Authority for pumping raw water through the Project, for the maintenance and administration of the Project, and for any amounts that the State Water Commission determines are necessary to establish reserve funds to meet anticipated replacement costs and extraordinary maintenance of Project works. Operation, maintenance and replacement costs shall be referred to in this contract as OM&R costs.

11.  "Potable water" means water fit for human consumption.

12. "Project" means the Southwest Pipeline Project, State Water Commission Project No. 1736.

13.  "Raw water" means untreated water not suitable for domestic use.

14. "Raw water rate for capital costs" means the rate per each 1,000 gallons of raw water to be paid by raw water customer entities for capital costs of the Project.

15. "Raw water customer entities" means those persons, municipalities, rural water cooperatives, corporations, and other entities which have entered into and executed raw water service contracts with the Authority for the purchase of raw water from the Project.

16. "Unallocated capacity" means the capacity of the raw water which is not allocated and contractually committed to individual raw and/or potable water customers by virtue of raw and/or potable water service contracts.

17. "Year" means the period from January 1 through December 31, both dates inclusive.

                              IV. TERM OF CONTRACT

1.   Effective Date.

     This contract is effective for ten (10) years from the date of connection by the Customer unless terminated sooner by mutual agreement of the parties.

2.   Renewal.

     Under terms and conditions mutually agreeable to the parties to this contract, renewals of this contract may be made for successive periods not to exceed ten (10) years.

                   V. RAW WATER SERVICE: DELIVERY OF RAW WATER

1.   Quality of Raw Water.

     All water received pursuant to this contract, or any renewal, extension, or modification thereof, shall be raw untreated water which does not meet water quality standards of the North Dakota Department of Health and Consolidated Laboratories for domestic use.

1.A. Intended Use.

     Processing ethanol and by products produced therefrom.

2.   Type of Service.

     Constant flow not to exceed 600 gpm. Customer shall provide adequate on site storage to meet their processing needs.

3.   Quantity of Raw Water and Flow Rate.

     Minimum annual water purchase. The Customer agrees to purchase and make payment for not less than 200 million gallons per year (minimum annual raw water purchase) during the entire term of this contract (380 gpm). The Customer may purchase and make payment for water in excess of this amount as long as the Project's ability to meet other demands is not impaired.

     If, in the first year of service under this contract actual use begins later than January 1, the minimum annual raw water purchase shall be reduced by 16.7 million gallons for each full calendar month in which service was not provided. The full minimum annual raw water will be required in all subsequent years.

4.   Point of Delivery and Pressure.

     The Authority shall furnish raw water to the Customer at a pressure range of 40 psi to 55 psi at a point located at the Southwest Pipeline Project Contract 2-3A at the 30" ductile iron pipeline ten (10) inch turnout at Station 63+46 located in the NE 1/4 of Section 6, Township 139 North, Range 92 West. If greater pressure than the range specified herein at the point of connection is required by the Customer, the cost of providing such greater pressure shall be borne by the Customer.

4.A. Customers Distribution System.

     The customers distribution system includes all works (service line, meter equipment, storage, appurtenances, etc.) extending from the point of delivery to the customers destination. Customer is responsible for all costs associated with installation of such works including O&M responsibilities for a minimum period of four (4) years after such works are put into service. At that time customer may have the option of transferring ownership and O&M responsibilities for all such work up to and including the meter equipment to the Commission. The customers remaining distribution system beyond the meter equipment including storage facilities shall remain the customers responsibility.

5.   Additional Raw Water.

     In addition to the minimum annual water purchase specified in Section V, subsection 3 of this contract, the Customer may purchase additional raw water. The Authority shall not be obligated in any way to supply raw water at a "greater" flow rate than the maximum flow rater specified in this contract. If the Customer desires to secure a contractual right to a greater maximum flow rate than specified in this contract, must be amended to provide a greater minimum annual raw water purchase, subject to Section

     VII, subsection 3 and 6.

6.   Water Shortages.

     a. No liability for shortages. No liability shall against the Authority, the Commission, or any of its officers, agents, or employees for any damage or inconvenience, direct or indirect, arising from any water shortages or other interruptions in raw water deliveries resulting from accident to or failure of Project works and facilities, whether or not attributable to negligence of officers, agents, or employees of the Authority, or from any other cause. The contractual obligations of the Customer under this contract shall not be reduced or altered by reason of such shortages or interruptions.

     b. Interruption of service during water shortages. The Authority has the right during times of water shortages, from any cause, to interrupt raw water service to serve customer with higher priority as referenced in Section VII, subsection 6.

7.   Curtailment for Maintenance Purposes.

     The Authority may temporarily discontinue or reduce the amount of raw water to be furnished for the purpose of maintaining, repairing, replacing, investigating or inspecting any of the facilities and works necessary for the furnishing of raw water. To the extent possible, the Authority will give reasonable notice in advance of any temporary discontinuance or reduction. No advance notice is required in case of an emergency. In no event shall any liability accrue against the Authority, the Commission, or any of its officers, agents, or employees for any damage or inconvenience direct or indirect, arising from such temporary discontinuance or reduction for maintenance and repair purposes.

8.   Measurement of Raw Water.

     The Customer shall furnish, install, operate and maintain, at its own expense, at the point of delivery, the necessary metering equipment and required devices of standard type for properly measuring the quantity of raw water delivered to the Customer. The Customer shall pay all costs of this equipment, easements, engineering services, contract administration and installation. Pipeline installations including all appurtenances will be in accordance with Southwest Pipeline Project specifications. The Authority, accompanied by an authorized Customer representative, shall be permitted access at all times to the master meter equipment, appurtenances, and associated equipment. The Customer will designate authorized representatives that can be made available to accompany the Authority representative upon short notice (four hours or less).

     If the Customer, in good faith, believes the measurement of raw water delivered to be in error, they shall present a claim of error, in writing, to the Manager/CEO, either in person or by certified mail to the address of the manager. A claim of error presented after a claim has become delinquent shall not prevent discontinuance of service as provided in this contract. The Customer agrees to continue to make payments for raw water service after a claim of error has been presented, however, the payment will be under protest and will not prejudice the Customer's claim of error.

     Upon presenting its claim of error and payment for the actual cost of calibration to the Authority, the Authority will calibrate the meter. If the meter is found to over register by more than two percent (2%) of the correct volume, the Customers payment for the cost of calibration will be refunded and the meter readings for that meter shall be corrected for the twelve (12) months previous to the calibration by the percentage of inaccuracy found in such tests. The amount of any overpayment as a result of over-registration shall be applied first to any delinquent payments for raw water service, and at the option of the Customer, any remaining amounts shall be refunded or credited upon future payments for raw water service in the ensuing years.

     If any meter fails to register for any period, the amount of raw water delivered during such period shall be deemed to be the amount of raw water delivered in the corresponding period immediately prior to the failure, unless the Authority and the Customer shall agree upon a different amount. The Customer and the Authority shall have access to the meter at all reasonable times for the purpose of verifying its readings.

9.   Responsibility of Use of Raw Water.

     The Customer shall be responsible for the control and use of all raw water beyond the point of connection and all services, maintenance, and repair of the Customer's distribution system. The Customer shall indemnify and hold the Authority, the Commission, its officers, agents, employees, and successors and assigns harmless from every claim for damage to persons or property, direct or indirect, and of whatever nature, arising out of or connected with the control, distribution, and use of raw water delivered under this contract, and the operation, maintenance, and replacement of the Customer's distribution system. The Customer's distribution system includes all works extending from the point of connection to the Customer's destination.

VI. RAW WATER SERVICE: RAW WATER RATES AND PAYMENT FOR RAW WATER

The Customer agrees to pay for raw water and raw water service in accordance with the following terms and conditions:

1.   Notice of Connection and Beginning of Raw Water Service Payments.

     Upon approval, the Authority shall notify the Customer in writing of the date when the Customer may connect to the Project Transmission System. The Customer will make monthly payments for water and water service, beginning on the connection date specified in the notice.

1.A. Prepaid Payment.

     Prior to connection the Customer will deposit with the Authority a prepayment of $80,000. This deposit will be held in escrow until such time (minimum of three years) as it is determined that the Customer has established a consistent payment record. The Customer may be allowed to apply $40,000 toward its water bill at such time, however, the Authority may continue to retain $40,000 in escrow until end of this ten year contract. Upon renewal of the contract, the Customer may request the Authority to apply the remaining $40,000 or any part thereof to their water bill. Accrued interest, if any, will remain with the Authority.

2.   Payment for Raw Water Service.

     The Customer's water service payment for each month shall equal the sum of the following:

     a. The Customer's proportionate share of the operation, maintenance, and replacement costs excluding the cost of treatment; plus

     b.   The Customer's payment for capital costs.

3.   Minimum Annual Raw Water Purchase; Payments.

     The Customer will pay for the minimum annual raw water purchase in accordance with the rates and terms specified in this contract, regardless of whether or not the Customer actually uses the minimum annual raw water purchase.

     If, by December, 31 of any year, the Customer has not used the minimum annual raw water purchase, payment for the difference between the minimum annual raw water purchase and the amount used shall be due.

4.   Payment for Operation, Maintenance, and Replacement (OM&R).

     The Customer will make monthly payments to the Authority for its share of the OM&R for the Project. The amount of such payment will be determined as follows:

     a. Prior to February 1 of each year, the Authority shall establish and adopt a budget for OM&R for the Project for the immediate ensuing year. The Authority shall have the authority to include in such budget for each year an amount to be accumulated and maintained in a reserve fund for the purpose of replacement and for extraordinary maintenance of project works. The reserve fund shall be accumulated and maintained in an amount to be determined by the State Water Commission. The reserve fund shall be deposited and maintained in a separate account in accordance with the laws of the State of North Dakota.

     b. The Authority will then estimate the total annual water sales for the immediate ensuing year, and calculate the "estimated water rate for operation, maintenance, and replacement" for the Project by dividing the amount of the estimated budget for OM&R for the immediate ensuing year by the estimated total annual water sales for such ensuing year.

     c. The monthly payment to be made by the Customer to the Authority for OM&R shall be determined by multiplying the amount of water actually delivered to the Customer for each month times the estimated water rate for OM&R, excluding the cost of treatment.

     d. At the end of each year, the Authority shall prepare a statement of the actual cost for OM&R for that same year.

     e. The Authority will then determine the adjustment to be applied to the Customer's payment for OM&R for the previous year. The adjustment shall be calculated by first dividing the amount of water actually delivered to the Customer by the Authority during the previous year by the previous year's total annual water sales to determine the Customer's proportionate share (fraction) of the OM&R costs for the previous year. This fraction shall then be multiplied times the actual total cost for OM&R for the previous year, which shall be the amount of the Customer's proportionate share of OM&R costs for the previous year. The Authority shall then subtract the total amount of the Customer's proportionate share of OM&R costs for the previous year from the total amount actually paid by the Customer for OM&R during the previous year, which shall be the adjustment to be applied to the Customer's water service payments for the next ensuing year.

          If the Customer's proportionate share of OM&R costs for the previous year is more than the total amount actually paid by the Customer during the previous year for OM&R, the difference shall be owed by the Customer to the Authority. The amount due and owing to the Authority by the Customer as a result of such adjustment shall be applied to and added to the Customer's monthly payments for water for the next four
          (4) months of the immediate ensuing year in equal monthly installments.

          If the Customer's proportionate share of OM&R costs for the previous year is less than the total amount actually paid by the User during the previous delinquent payments of the Customer for water service, and the remaining sum, if any, shall be credited against the Customer's monthly payments for water service for the next four (4) months of the immediate ensuing year in equal monthly credits.

5.   Payment for Capital Costs.

     The Customer will pay to the Authority a water rate for capital costs of the Project. The revenues from this water rate for capital costs shall be paid by the Authority as directed by the Legislative Assembly.

     a. Base water rate for capital costs. The base rate for capital costs for constant flow shall be seventy-two cents ($0.72) per each one thousand (1,000) gallons of water.

     b. Adjustment of water rate for capital costs. The State Water Commission shall have the authority to adjust the water rate for capital costs annually in accordance with the increase or the decrease in the Consumer Price Index(CPI). The formula for determining the adjustment to the water rate for capital costs for each year is as follows: The CPI for September 1 of each year shall be divided by the base CPI of four hundred forty-eight and four tenths (448.4). The result of this calculation shall be reduced by one (1), and then multiplied by the base water rate for capital costs. The product of this formula is the adjustment to the water rate for capital costs, and shall be added to the base water rate for capital costs for the next year. Notwithstanding the foregoing basis for adjusting the water rate for capital costs, the Commission shall have the authority to decrease the adjustment to the water rate for capital costs, as it deems appropriate and necessary, after considering data on changes to the medial incomes of project water users, substantial increases in OM&R costs, or other factors.

     c. Monthly water payment for capital costs. The amount of payment each month by the Customer to the Authority for capital costs shall be calculated by multiplying the water rate for capital costs times the amount of water actually delivered to the Customer each month.

6.   Billing Procedures.

     The metering equipment at the point of connection shall be read monthly, and the Authority will furnish, at the address shown on the signature page of this contract, not later than the first (1st) day of month, an itemized statement of the payment due for raw water service for the preceding month.

7.   When Payments Are Due.

     All payments for raw water service under this contract for OM&R, and for capital costs, shall be made no later than the fifteenth (15th) day of each month. Payments not made by such date shall be considered delinquent and in default.

8.   Delinquent Payments and Default: Suspension of Raw Water Service.

     The Customer shall meet its obligation under this contract, and will make in full, all payments required by this contract on or before the date such payments become due. In the event of default, the Authority, in its discretion, may suspend delivery of water through the project during the period of default. During any period of default, the Customer remains obligated to make all payments required under this contract. Any action of the Authority shall not limit or waive any remedy provided by the contract or by law for the recovery of money due or which may become due under this contract.

9.   Penalty for Late Payment.

     A penalty of one percent (1%) per month will be imposed upon all delinquent payments. Penalties will not be charged against any adjustment made pursuant to Section V, subsection 8.

10.  Refusal of Raw Water.

     The Customer's failure or refusal to accept delivery of water to which it is entitled under this contract will in no way relieve the Customer's obligation to make payments in accordance with this contract.

                            VII. GENERAL PROVISIONS

1.   Rules and Regulations.

     The Authority has the authority to develop and adopt such rules and regulations as it deems appropriate to carry out this contract and to govern the administration of this contract. Such rules and regulations shall not be inconsistent with this contract. The Customer agrees to comply with such rules and regulations.

2.   Remedies Not Exclusive

     The use of any remedy specified herein for the enforcement of this contract is not exclusive and does not prohibit the use of or limit the application of, any other remedy available by law.

3.   Amendments.

     This contract may be amended any time by mutual agreement of the parties in writing, except insofar as any proposed amendments are in any way contrary to applicable law.

4.   Waiver of Rights.

     Any waiver at any time by either party of its rights with respect to a default or any other matter arising in connection with this contract, will not be deemed to be a waiver with respect to any other default or matter.

5.   Assignment

     The provisions of this contract are binding upon the successors and assigns of the respective parties. Any assignment or transfer will not be valid unless approved by the Authority and Commission. The Authority and the Commission shall not approve any assignment or transfer to any raw water customer unless the water customer has the necessary ability to satisfy the obligations of this contract.

6.   Unallocated Capacity.

     The Customer understands and agrees that the Authority and the Commission will give preference to treated water for municipal, domestic, and rural water needs before executing raw water service contracts or allowing additional raw water purchases for the delivery of unallocated capacity to water customers for other uses.

                                VIII. TERMINATION

1.   By Mutual Agreement.

     This contract may be terminated by mutual agreement of the parties.

2.   For Misuse.

     This contract may be terminated upon discovery that the Customer has utilized raw water for domestic use or a use inconsistent with the terms of this contract. The Authority will be relieved of all obligations under this contract, and the Customer will be required to immediately disconnect his distribution system from the connection point.

                               IX. MERGER CLAUSE

This agreement constitutes the entire agreement between the parties. No waiver, consent, modification, or a change of terms of this agreement shall bind either party unless in writing, signed by the parties, and attached herein. Such waiver, consent, modification, or change, if made, is effective only in the specific instance and for the specific purpose given. There are no understandings, agreements, or representations, oral or written, not specified herein regarding this agreement.

STATE WATER COMMISSION                  ATTEST:


By: /s/ Dale Frink                      By: /s/ Todd Sando
    ---------------------------------       ------------------------------------
Dale Frink, Chief Engineer and          Todd Sando, Assistant State Engineer
Secretary North Dakota State Water      North Dakota State Water Commission
Commission

Date 3-31-2006

SOUTHWEST WATER AUTHORITY               ATTEST:


By: /s/ Loren Myran                     By: /s/ Leonard Jacobs
    ---------------------------------       ------------------------------------
Loren Myran, Chairman                   Leonard Jacobs, Secretary
Southwest Water Authority               Southwest Water Authority

Date 4-3-06


RED TRAIL ENERGY, LLC                   ATTEST:


By: /s/ Ambrose R. Hoff                 By: /s/ Mick A. Miller
    ---------------------------------       ------------------------------------
Title: President                        Title: GENERAL MANAGER
Red Trail Energy, LLC                   Red Trail Energy, LLC

Date 3-8-06


Contact No. : RW-6                                                 Page 14 of 14
Red Trail Energy LLC